DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

                                        September 30,     December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  718,879       $  525,003
PROPERTY, Net                             1,804,243        2,186,223
OTHER ASSETS                                 40,699           40,699

TOTAL                                    $2,563,821       $2,751,925

LIABILITIES AND PARTNERS' EQUITY(DEFICIT)

LIABILITIES                              $  644,301       $  602,064

PARTNERS' EQUITY (DEFICIT):
     General Partners                       (88,573)         (86,270)
     Limited Partners                     2,008,093        2,236,131

  Total partners' equity                  1,919,520        2,149,861

TOTAL                                    $2,563,821       $2,751,925

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                        September 30,     September 30,
                                            2000              1999

REVENUES:

Rental income                            $  613,355        $  549,595
Interest                                      2,198             1,544
     Total revenues                         615,553           551,139

EXPENSES:

Operating                                   419,268           333,939
General and administrative                   38,516            42,760
     Total expenses                         457,784           376,699

NET INCOME                               $  157,769        $  174,440

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  156,191        $  172,696
    General partners                          1,578             1,744

TOTAL                                    $  157,769        $  174,440

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.51        $     7.20

LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                September 30,   September 30,
                                    2000           1999


REVENUES:
Rental income                   $1,739,219       $1,655,844
Interest                             5,971            4,840
Total revenues                   1,745,190        1,660,684

EXPENSES:
Operating                        1,088,622        1,055,654
General and administrative         159,637          158,015
Total expenses                   1,248,249        1,163,669

NET INCOME                        $496,931         $497,015

AGGREGATE NET INCOME ALLOCATED TO:
Limited partners                   491,962          492,045
General partners                     4,969            4,970
TOTAL                              496,931          497,015

NET INCOME PER LIMITED
  PARTNERSHIP UNIT                  $20.50           $20.50

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION       24,000           24,000

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


BALANCE AT JANUARY 1, 1999            ($81,477)     $2,710,604   $2,629,127

NET INCOME                               4,970         492,045      497,015
DISTRIBUTIONS                           (7,272)       (720,000)    (727,272)

BALANCE AT SEPTEMBER 30, 1999         ($83,779)     $2,482,649   $2,398,870

BALANCE AT JANUARY 1, 2000            ($86,270)     $2,236,131   $2,149,861

NET INCOME                               4,969         491,962      496,931
DISTRIBUTIONS                           (7,272)       (720,000)    (727,272)

BALANCE AT SEPTEMBER 30, 2000         ($88,573)     $2,008,093   $1,919,520


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                      September 30,     September 30,
                                          2000              1999

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 496,931          $ 497,015

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         381,980            381,980

    Changes in assets and
   	liabilities:

     Increase in other assets                  0             (1,117)
     Increase in liabilities:             42,237             21,804

Net cash provided by
   operating activities                  921,148            899,682

CASH FLOWS FROM INVESTING ACTIVITIES -
   Additions to property and equipment                      (23,424)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (727,272)          (727,272)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      193,876            148,986

CASH AND CASH EQUIVALENTS:

     At beginning of period              525,003            459,100
     At end of period                  $ 718,879          $ 608,086


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 2000, and for the periods ended September 30, 2000, and 1999 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at September 30, 2000, is as follows:


        Land                                 $  2,089,800
        Buildings and equipment                 7,680,134
        Equipment                                  60,760
        Total                                   9,830,694
        Less: Accumulated Depreciation        ( 8,026,451)
        Property - Net                       $  1,804,243


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.